Exhibit 4.24

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LOAN AGREEMENT dated as of December 30, 2025 by and among MESOBLAST LIMITED as the Borrower, and DR. GREGORY GEORGE as the Lender U.S. $125,000,000

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TABLE OF CONTENTS
Page
1.1    Defined Terms    1
1.2    Currency Exchange    9
1.3    Divisions    9
1.4    Times of Day    9
SECTION 2. THE LOAN    10
2.1    Term Loans    10
2.2    Maximum Interest    11
2.3    Default Interest    11
2.4    Prepayments.    12
2.5    Upfront Fee    12
2.6    Taxes    12
2.7    Application of Proceeds    12
SECTION 3. SPRINGING SECURITY INTEREST    13
SECTION 4. CONDITIONS PRECEDENT TO LOAN    13
4.1    Closing Date    13
4.2    All Advances    14
4.3    Post-Close Obligations    14
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWER    14
5.1    Corporate Status    14
5.2    Consents    15
5.3    Material Adverse Effect    15
5.4    Laws    15
5.5    Intellectual Property    15
5.6    Borrower Royalty    15
5.7    Annex I    15
SECTION 6. GOVERNANCE    15
6.1    Governance    15
SECTION 7. COVENANTS OF BORROWER    16
7.1    Financial Reports    16
7.2    Indebtedness    16
7.3    Liens    16
7.4    Transfers    17
i
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7.5    Minimum Liquidity    17
7.6    Use of Proceeds    17
7.7    Compliance with Laws    17
7.8    Intellectual Property    17
7.9    Permitted NovaQuest Indebtedness    18
SECTION 8. WARRANTS    18
8.1    WARRANTS COMMITMENT FEE    18
SECTION 9. EVENTS OF DEFAULT    19
9.1    Payments    19
9.2    Covenants    20
9.3    Material Adverse Effect    20
9.4    Representations    20
9.5    Insolvency    20
SECTION 10. REMEDIES    20
10.1    General    20
10.2    Cumulative Remedies    20
10.3    Insolvency Event Defaults    20
SECTION 11. MISCELLANEOUS    21
11.1    Severability    21
11.2    Notice    21
11.3    Entire Agreement; Amendments    22
11.4    No Strict Construction    22
11.5    No Waiver    22
11.6    Survival    23
11.7    Successors and Assigns    23
11.8    Governing Law    23
11.9    Consent to Jurisdiction and Venue    23
11.10    Mutual Waiver of Jury Trial    24
11.11    Professional Fees    24
11.12    Confidentiality    24
11.13    Assignment of Rights    25
11.14    Revival of Obligations    25
11.15    Counterparts    25
11.16    No Third Party Beneficiaries    25
11.17    Publicity    26
11.18    Service of Process    26
11.19    Australian Code of Banking Practice    26
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SECTION 12. REPRESENTATIONS AND WARRANTIES OF THE LENDER    26
12.1    Authority and Capacity    26
12.2    No Conflict; Consents    26
12.3    Source of Funds    26
12.4    No Broker    26
12.5    No Litigation/Injunction    27
REPRESENTATIONS    35
1.1    No default    35
1.2    No proceedings pending or threatened    35
1.3    Authorised signatories    35
1.4    Tax Consolidation    35

EXHIBITS AND SCHEDULES
Exhibit A:    Advance Request
Exhibit B:    Compliance Certificate
Schedule 1.1    Commitments

Annex I:      Representations and Warranties
iii
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LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is made and dated as of December 30, 2025 and is entered into by and between Mesoblast Limited ACN 109 431 870, an Australian incorporated listed public company (the “Borrower”) and Dr. Gregory George, an individual, as the Lender (the “Lender”).
RECITALS
A.    Borrower has requested Lender to make available to the Borrower loans in an aggregate principal amount of One Hundred Twenty Five Million Dollars ($125,000,000.00) (the “Term Loan”); and
B.    Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, Borrower and Lender agree as follows:
Section 1.
DEFINITIONS AND RULES OF CONSTRUCTION
1.1Defined Terms. Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
“Advance(s)” means a Term Loan Advance.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form attached hereto as Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly.
“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, or (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Loan Agreement, as amended from time to time.
“ASX” means ASX Limited (ACN 008 624 691), an Australian listed public company, and where the context requires, the Australian Securities Exchange, operated by ASX Limited.

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"ASX Listing Rules" means the official listing rules of ASX.
“Australia” means the Commonwealth of Australia.
“Australian Controller” has the meaning given to the term “controller” in section 9 of the Australian Corporations Act.
“Australian Corporations Act” means the Corporations Act 2001 (Cth) (Australia).
“Board of Directors” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person.
“Borrower” has the meaning set forth in the Preamble.
“Borrower Royalty” means Mesoblast SUI’s right to receive royalties from JCR Pharmaceuticals Co., Ltd. (“JCR”) under the license or collaboration agreement between Mesoblast SUI and JCR (as amended, restated, supplemented or otherwise modified from time to time, the “JCR License”) on the research, development, manufacture, use, sale, offer for sale, importation or other commercialization in Japan of JCR’s mesenchymal stem cell product marketed as “Temcell” for the treatment of acute graft-versus-host disease, but excluding any upfront or milestone payments, equity consideration, reimbursement of costs or other non-royalty consideration under the JCR License.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York, the State of Virginia, or Melbourne, Australia are closed for business.
“Cash” means all cash and Cash Equivalents.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service; (b) commercial paper maturing no more than one (1) year after its creation and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit maturing no more than one (1) year after issue.
“Claims” has the meaning set forth in Section 11.10.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 11.12.

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“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, in which agreement Borrower now holds or hereafter acquires any interest.
“Copyrights” means all published and unpublished works of authorship whether or not copyrightable, and all copyrights therein or thereto, whether registered or unregistered, including those held pursuant to the laws of the United States, any State thereof, Australia, the UK, Switzerland or of any other country.
“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 2.3.
“Division” has the meaning set forth in Section 1.3.
“Dollars” means the lawful currency of the United States.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person (including the units or shares in any trust); but excluding, for the avoidance of doubt, securities offered in Indebtedness that is convertible into or otherwise exchangeable for, Equity Interests.
“Event of Default” has the meaning set forth in Section 9.
“FDA” means the United States Food and Drug Administration, or any successor thereto.
“Financial Statements” has the meaning set forth in Section 7.1.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank, stock exchange or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Indebtedness” means indebtedness consisting of (a) all secured indebtedness for borrowed money, and (b) all secured obligations evidenced by notes, bonds, debentures or similar instruments.
“Insolvency Event” means, in relation to an entity that: (a) such entity shall make an assignment for the benefit of creditors; (b) such entity shall be unable to pay its debts as they

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become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent or is deemed to, or is declared to, be insolvent or unable to pay its debts under any applicable law (“insolvent” has the meaning given in section 95A(2) of the Australian Corporations Act); (c) such entity shall file a voluntary petition in bankruptcy; (d) such entity shall file any petition, answer, or document seeking for itself any reorganization, administration, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; (e) such entity shall seek or consent to or acquiesce in the appointment of any trustee, receiver, administrator, Australian Controller or liquidator of such entity or of all or any substantial part of the assets or property of such entity; (f) such entity shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; (g) such entity, or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (a) through (e); (h) (i) thirty (30) days shall have expired after the commencement of an involuntary action against such entity seeking reorganization, administration, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such entity being stayed, (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed, (iii) such entity shall file any answer admitting or not contesting the material allegations of a petition filed against such entity in any such proceedings, (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings, or (v) thirty (30) days shall have expired after the appointment, without the consent or acquiescence of such entity of any trustee, receiver, administrator, Australian Controller or liquidator of such entity or of all or any substantial part of the properties of such entity without such appointment being vacated; (i) such entity is dissolved (other than pursuant to a consolidation, amalgamation or merger); (j) such entity institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; (k) such entity has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (j) above and (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation, or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (l) such entity suspends or threatens to suspend making payments on any of its debts; (m) by reason of actual or anticipated financial difficulties such entity commences arrangements with one or more of its creditors (excluding Lender in its capacity as such) to reschedule any of its indebtedness; (n) the value of the assets (including for the avoidance of doubt, intangible assets) of such entity is less than its liabilities (taking into account contingent, prospective liabilities, such entity’s position as part of a consolidated group

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of companies, and the likelihood of available financing in the market to finance such liabilities); (o) a moratorium is declared in respect of any indebtedness of such entity; (p) any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement, restructuring plan or otherwise) of such entity, (ii) a composition, compromise, assignment or arrangement with any creditor of such entity or (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, Australian Controller, compulsory manager or other similar officer in respect of such entity’s assets; provided this clause (p) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement; (q) such entity causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (p) above; or (r) such entity takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“Intellectual Property” means all of the following in each case as directly related to Borrower Royalty: Mesoblast SUI’s Copyrights, Trademarks, Patents, Licenses, Trade Secrets, mask works, service marks, designs, business names, data base rights, design rights, domain names, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests whether registered or unregistered, Mesoblast SUI’s applications therefor and reissues, extensions, or renewals, divisionals, continuations, and continuations in parts in connection with the foregoing, and Mesoblast SUI’s goodwill associated with or symbolized by any of the foregoing, together with Mesoblast SUI’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Lender” has the meaning set forth in the preamble to this Agreement.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests (including Trade Secrets and other Intellectual Property).
“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, license, lien or charge or encumbrance of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest (including a “security interest” as defined in section 12(1) or 12(2) of the Australian PPSA but it does not include a “security interest” as defined in section 12(3) of the Australian PPSA) or any preferential arrangement that has the practical effect of creating a security interest and (b) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.
“Loan” means the Advances made under this Agreement.
“Loan Documents” means this Agreement, the Upfront Fee Letter, and any subordination agreement or any other documents executed in connection with the Obligations or

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the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Material Adverse Effect” means a material adverse effect upon the business or operations of Borrower and its Subsidiaries, taken as a whole.
“Material Intellectual Property” means all Intellectual Property directly related to Borrower Royalty where such Intellectual Property is material to such Borrower Royalty.
“Maximum Rate” has the meaning set forth in Section 2.2.
“Maximum Term Loan Amount” means $125,000,000.
“Mesoblast SUI” means Mesoblast International Sàrl, a company organized under the laws of Switzerland.
“Minimum Liquidity Amount” means from the Closing Date until the Tranche A-2 Advance Date, $15,000,000 and on and after the Tranche A-2 Advance Date, $25,000,000. Upon the occurrence of the Non-Security Event, the then-applicable Minimum Liquidity Amount shall increase by $[***] on and after such date.
“Non-Security Event” shall have the meaning as set forth in Section 3.1.
“NovaQuest Agreement” means the Indebtedness of the Borrower under that certain Loan and Security Agreement, dated as of June 29, 2018 (as amended, modified or supplemented from time to time prior to the Closing Date), by and among the Borrower, the other parties party thereto, the lenders party thereto and NQP SPV II, L.P., as agent.
“Oaktree Agreement” means that certain Loan Agreement and Guaranty dated as of November 19, 2021 (as amended by that certain First Amendment to Loan Agreement and Guarantee, dated as of December 22, 2022, and that certain Second Amendment to Loan Agreement and Guaranty, dated as of March 31, 2023, that certain Third Amendment to Loan Agreement and Guaranty, dated as of May 19, 2023, that certain Fourth Amendment to Loan Agreement and Guaranty, dated as of October 18, 2023 and that certain Fifth Amendment to Loan Agreement and Guaranty, dated as of February 29, 2024), among the Borrower, as parent, the borrowers party thereto, the guarantors party thereto, Oaktree Fund Administration, LLC, and the several banks and other financial institutions or entities party thereto.
“Obligations” means Borrower’s obligations arising out of, or under, this Agreement or any Loan Document, including any obligation to pay any amount now owing or later arising, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) all Term Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post- filing or

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post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses, interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to Borrower under any Loan Document. Notwithstanding the foregoing, the Obligations shall not include any obligations under any equity instrument.
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States, Australia, the UK, Switzerland or any other country.
“Payment Date” means (i) March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date (provided, that if such date is not a Business Day, then on the immediately preceding Business Day); and (ii) the Term Loan Maturity Date.
“Permitted NovaQuest Indebtedness” means the Indebtedness of the Borrower under the NovaQuest Agreement.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Publicity Materials” has the meaning set forth in Section 11.17.
“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight with respect to any Borrower Royalty or any commercialization and development activities relating to any Borrower Royalty, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.
“Requirements of Law” means, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, order, policy, rule or regulation or determination of an arbitrator or a court or other Governmental Authority (including all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any foreign Governmental Authority), in each case, applicable to and binding upon such Person or any of its assets or properties or to which such Person or any of its assets or properties are subject.
“Rexlemestrocel-L” means the culture-expanded MLC product candidate currently in development for the treatment of chronic heart failure and currently in development for the treatment of chronic low back pain.
“SEC” means the Securities and Exchange Commission.

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“SR-aGVHD” means steroid-refractory acute graft-versus-host disease.
“Subordinated Indebtedness” means Indebtedness subordinated to the Obligations in amounts and on terms and conditions satisfactory to the Lender in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to the Lender in its reasonable discretion.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means the obligation of the Lender to make a Term Loan Advance to Borrower in a principal amount not to exceed the Maximum Term Loan Amount.
“Term Loan” has the meaning set forth in the recitals.
“Term Loan Advance” means any Term Loan funds advanced under this Agreement.
“Term Loan Interest Period” means, (i) the period commencing on and including the Closing Date and ending on but excluding the immediately subsequent Payment Date and (ii) subsequently, each period commencing on and excluding the last day of the previous Term Loan Interest Period for such Loan and ending on but excluding the immediately subsequent Payment Date; provided, however, if such period shall end on a day that is not a Business Day, it shall be deemed to end on the next succeeding Business Day.
“Term Loan Interest Rate” means, for any Term Loan Interest Period, a rate per annum equal to 8.00%.
“Term Loan Maturity Date” means the date that is the fifth (5th) anniversary of the Closing Date.
“Trade Secrets” means all know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, inventions and invention disclosures, all documented research, developmental, demonstration or engineering work (including all novel manufacturing methods), and all other technical data and information related thereto.

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“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, in which agreement Borrower now holds or hereafter acquires any interest.
“Trademarks” means all trademarks, service marks, corporate names, logos, Internet domain names and other similar identifiers of origin, in each case, whether registered, arising under common law or otherwise, and any applications in connection therewith, including all (i) registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, Australia, the UK, Switzerland, or any other country or any political subdivision thereof and (ii) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof or symbolized thereby.
“Tranche” means any of Tranche A-1 or Tranche A-2.
“Tranche A” has the meaning set forth in Section 2.1(a)(ii).
“Tranche A-1” has the meaning set forth in Section 2.1(a)(i).
“Tranche A-2” has the meaning set forth in Section 2.1(a)(ii).
“Tranche A-2 Advance Date” means the funding date of the earliest to occur of (a) the second Tranche A-2 Advance in the amount of Twenty-Five Million Dollars ($25,000,000), or (b) the Tranche A-2 Advance in the amount of up to Fifty Million Dollars ($50,000,000).
“Unrestricted Cash” means, as of any date of determination, cash and cash equivalents of the Borrower that are freely and immediately available for use by the Borrower and its Subsidiaries.
“Upfront Fee” has the meaning set forth in the Upfront Fee Letter.
“Upfront Fee Letter” is that certain Upfront Fee Letter entered into by and between the Borrower and the Lender on the Closing Date.
1.2Currency Exchange. For purposes of any determination under this Agreement measured in Dollars, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the spot rate for the purchase of Dollars for the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” or as made available by any other source reasonably acceptable to Lender on the date of such determination.
1.3Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

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1.4Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).
Section 2.
THE LOAN
2.1Term Loans.
(a)Tranches.
(i)Tranche A-1. Subject to the satisfaction or waiver of each of the conditions precedent set forth in Sections 4.1 and 4.2 and the other terms and conditions of this Agreement, Lender will make in an amount not to exceed its Term Commitment, and Borrower agrees to draw, a Term Loan Advance of Seventy-Five Million Dollars ($75,000,000) on the Closing Date (“Tranche A-1”).
(ii)Tranche A-2. Subject to the satisfaction or waiver of each of the conditions precedent set forth in Section 4.2, the other terms and conditions of this Agreement, Borrower may request up to two additional Term Loan Advances, in a minimum principal amount of Twenty Five Million Dollars ($25,000,000) (or in a single Tranche A-2 Advance in the principal amount of up to Fifty Million Dollars ($50,000,000)) (“Tranche A-2,” and together with Tranche A-1, “Tranche A”) on or prior to June 30, 2026.
(b)The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount.
(c)Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver to Lender an Advance Request (i) with respect to Tranche A-1, by 12:00 p.m. on the Advance Date and (ii) with respect to Tranche A-2, by 12:00 p.m. on the day that is two (2) Business Days prior to the Advance Date. Lender shall fund the Term Loan Advance on the requested Advance Date in the manner requested by the Advance Request; provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.
(d)Term Loan Interest Rate. The principal balance shall bear interest thereon from such Advance Date in an amount equal to the product of the outstanding Term Loan principal balance multiplied by the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.
(e)Payments.
(i)Borrower shall pay to Lender accrued but unpaid interest on each Term Loan Advance on each Payment Date in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable in cash from time to time on demand by Lender.
(ii)Borrower shall pay to Lender the aggregate Term Loan principal balance on the Term Loan Maturity Date in full (together with accrued and unpaid interest, and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrower under this Agreement).
(iii)Subject to Section 2.6, Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. On any date occurring prior to the Term Loan Maturity Date that payment or

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prepayment in full of the Term Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations.
(iv)Borrower shall pay to Lender on each Payment Date all periodic obligations payable to the Lender under each Term Loan Advance (including any accrued and unpaid interest), such periodic obligations in full in immediately available funds.
(v)For purposes of determining whether a payment to the Lender is timely made “on” a due date, if the Lender’s designated receiving bank is not open for general banking business on such date in its local jurisdiction but such date is a Business Day, then such payment shall be due on the next day on which such receiving bank is open; provided that the Borrower has initiated the payment in immediately available funds by 2:00 p.m. New York City time on such next day.
2.2Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Obligations; and third, after all Obligations are repaid, the excess (if any) shall be refunded to Borrower.
2.3Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to two percent (2%) of the past due amount shall be payable on demand; provided, however, that the foregoing shall not apply on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Obligations, including principal, interest, compounded interest, and professional fees shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(d) plus two percent (2%) per annum (“Default Rate”). In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded daily at the rate set forth in Section 2.1(d) or Section 2.3, as applicable.
2.4Prepayments.
2.5
(a)Optional Prepayments. At its sole option upon at least seven (7) Business Days prior written notice to Lender (not later than 2:00 p.m. (New York City time)), the Borrower may prepay in whole or in part the outstanding principal amount of one or more Tranches of Term Loans, including all accrued and unpaid interest with respect to the principal being repaid.
(b)Application. All prepayments of the Term Loans shall be applied to principal installments on the Loans in the inverse order of maturity.
2.6Upfront Fee. The Borrower shall pay to the Lender the Upfront Fee in accordance with the Upfront Fee Letter.
2.7Taxes.

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(a)The Borrower acknowledges that it is responsible for making its own independent tax analysis of the Loan Documents and any transaction contemplated by them.
(b)The Borrower must make all payments due hereunder without:
(i)any set-off, counterclaim or condition; or
(ii)any deduction or withholding for any Taxes or any other reason other than a deduction or withholding which is required by any law, regulation, practice or other Requirements of Law. If any deduction or withholding for any Taxes is required by any law, regulation, practice or Requirements of Law or for any other reason, the Borrower is not required or obliged to pay to the Lender or to any other person any additional amount in respect of the amount deducted or withheld and the Lender will bear the full cost of any such Taxes.
(c)All payments of or in respect of interest or fees received under the Loan Documents (or of amounts equal to such interest or fees) shall be made subject to clause 2.6(b). If any deduction or withholding is required to be made from such payments by any law, regulation, practice or other Requirements of Law, the Borrower shall comply with its obligations under clause 2.6(b) and shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time required for such payment to be made under applicable law and then deliver to the Lender within thirty (30) days after it has made such payment to the applicable authority, an original receipt or equivalent confirmatory documentation issued by such authority evidencing the payment to such authority of all amounts required to be deducted or withheld in respect of such payment.
2.8Application of Proceeds. After the exercise of remedies provided for in Section 10.1 (or after the Loans have automatically become immediately due and payable as set forth in Section 9.5), any amounts received by Lender on account of the Obligations shall be applied in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Section 2) payable to the Lender in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lender arising under the Loan Documents and amounts payable under Section 2;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and amounts payable under Section 2;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

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Section 3.
SPRINGING SECURITY INTEREST
3.1Solely following the full repayment in cash of the Permitted NovaQuest Indebtedness, the parties shall enter into definitive security documentation in accordance with Section 4.3 hereof, on terms and in form and substance satisfactory to the Lender (acting reasonably), pursuant to which, as security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all Obligations outstanding as of such date, Borrower shall cause Mesoblast SUI to grant to Lender a security interest in all of Mesoblast SUI’s right, title and interest in, to and under the Borrower Royalty, with such documentation to set forth the parties’ agreed terms regarding such pledge. For the avoidance of doubt, if any of the following events have occurred, it shall not be deemed an Event of Default hereunder if Borrower and/or Mesoblast SUI does not enter into any such definitive security documentation or grant any security interest in the Borrower Royalty (the “Non-Security Event”): (i) any default or breach under, (ii) any non‑payment of royalties or other amounts due under, or (iii) any termination, expiration or non‑renewal of, the JCR License.
3.2The Borrower's obligations under clauses 3.1 and 4.3 are subject to ASX granting a waiver of Listing Rule 10.1 if the Borrower Royalty is or ASX forms the view that the Borrower Royalty is, a 'substantial asset' within the meaning of ASX Listing Rule 10.2. The Borrower must promptly apply for such a waiver if required. The parties must co-operate and act in good faith, including amending the terms of the security over the Borrower Royalty, if the Borrower is obliged to apply for the waiver in order to provide the security.
Section 4.
CONDITIONS PRECEDENT TO LOAN
The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
4.1Closing Date. On or prior to the Closing Date, Borrower shall have performed or otherwise delivered to the Lender the following, in each case, in form satisfactory to the Lender:
(a)executed copies of each of this Agreement and the Upfront Fee Letter;
(b)verification certificates of a director confirming that (i) there will be no contravention of, and neither is it prohibited by, Chapter 2E or Chapter 2J.3 of the Australian Corporations Act from entering into and delivering the Loan Documents to which it is a party and performing any of its obligations under those documents; (ii) the Borrower is solvent and there are reasonable grounds to expect that the Borrower would continue to be solvent after executing and complying with its obligations under the Loan Documents; and (iii) each copy document relating to it specified in this Section 4, is correct and complete copy document, is in full force and effect and has not been amended or superseded as at a date no earlier than the Closing Date; and
(c)Receipt by Lender from Borrower of a written, irrevocable funds flow and payment direction, in form and substance reasonably satisfactory to the Lender, instructing that the proceeds of the Tranche A‑1 Advance be remitted to the Borrower for application in accordance with the use of proceeds set forth in Section 7.6, and the Borrower and the Lender may agree in writing (including by email) to alternative funds-flow mechanics for any Advance.
(d)Borrower has not issued, and will not issue, any drawdown notice in respect of its Convertible Note Subscription Agreement on the Closing Date.

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4.2All Advances. On or prior to each Advance Date:
(a)Lender shall have received an Advance Request for the relevant Advance on the Advance Date by 12:00 p.m. as required by Section 2.1(c), each duly executed by Borrower’s Chief Executive Officer, Chief Financial Officer, Head of Finance, or any other duly authorized officer or director; and
(b)at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.
4.3Post-Close Obligations.
(a)Within thirty (30) days of the date on which the Permitted NovaQuest Indebtedness is fully repaid, the Borrower shall cause Mesoblast SUI to enter into a security agreement with the Lender on terms reasonably acceptable to the Lender, for Mesoblast SUI to grant a security interest in Borrower Royalty.
Section 5.
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
Borrower represents and warrants that as of the Closing Date:
5.1Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing, as applicable, under the laws of Australia and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect.
5.2Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, have been duly authorized by all necessary corporate action of such Borrower. The individual or individuals executing the Loan Documents are duly authorized to do so.
5.3Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
5.4Laws. The Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority (including the ASX Listing Rules), where such violation or default is reasonably expected to result in a Material Adverse Effect.
5.5Intellectual Property. Mesoblast SUI is the sole and exclusive legal and beneficial owner of all right, title and interest in and to all Material Intellectual Property owned or purported to be owned by Mesoblast SUI. Mesoblast SUI owns or has sufficient and valid, written rights to use all Material Intellectual Property.
5.6Borrower Royalty. To the Borrower’s knowledge, no Material Intellectual Property owned by Mesoblast SUI is being infringed, violated, or misappropriated by any other Person that would reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, Borrower has not received any written notice or claim challenging or questioning its ownership in any Material Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership or Lien with respect thereto (other than, in respect of a Lien, in accordance with Section 3.1 of this Agreement).
5.7Annex I. Annex I is incorporated herein by reference.
The representations and warranties in this Section 5 (including those incorporated by reference), are deemed to be made by the Borrower with reference to the facts and circumstances then existing on the date of each Advance Request, each Advance Date, and each Payment Date.

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Section 6. GOVERNANCE
6.1Governance. While Dr. Gregory George is a director of the Borrower and for 6 months after he ceases for any reason to be a director of the Borrower, the Lender must procure Dr. Gregory George:
(a)to comply with the Borrower's Directors' Conflicts of Interest Policy as amended or replaced from time to time;
(b)to comply with other corporate governance policies and legal and contractual obligations of the Borrower relevant to management of conflicts of interest, related party transactions and confidential information; and
(c)to accept and comply with the Charter of the Financing Oversight Committee of the Board of Directors of the Borrower.
Section 7.
COVENANTS OF BORROWER
Borrower agrees as follows:
7.1Financial Reports. The Borrower shall furnish to the Lender the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)within sixty (60) days after the end of December 31 and ninety (90) days after June 30 of Borrower’s fiscal year, interim and year-to-date financial statements of Borrower as of the end of such six-month period (prepared on a consolidated basis), including balance sheet and related statements of income, comprehensive income and cash flows, but which may exclude (i) statements of changes in equity, (ii) the footnotes to the financial statements, (iii) management’s discussion and analysis of financial condition and results of operations and (iv) risk factors, accompanied by a report detailing any material contingent liabilities or any other occurrence that could reasonably be expected to have a Material Adverse Effect, except (i) for the absence of footnotes, (ii) that they are subject to normal half-year or year-end adjustments and (iii) such financial statements may not have been reviewed by the Borrower’s auditors;
(b)within ninety (90) days after the end of each fiscal year of Borrower, audited financial statements of Borrower as of the end of such year (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender (it being understood that PwC and any other accounting firm of national standing is reasonably acceptable to Lender); and
(c)together with each set of financial statements delivered pursuant to Section 7.1(a), a Compliance Certificate in the form of Exhibit B;
(d)The fiscal year of Borrower shall end on June 30.
Notwithstanding the foregoing, documents required to be delivered under Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC or ASX) may be delivered electronically and if so delivered, shall be deemed to have been delivered once filed with the SEC or ASX, on the date on which Borrower files such documents with the SEC or ASX.

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7.2Indebtedness. After the Closing Date, Borrower shall not create, incur, assume, guarantee, or otherwise become liable for any Indebtedness in an amount in excess of $[***] other than (i) Subordinated Indebtedness, and (ii) Permitted NovaQuest Indebtedness.
7.3Liens. After the Closing Date, Borrower shall not create, incur or suffer to exist any Lien on the Borrower Royalty other than a grant to Lender of a security interest in all of Mesoblast SUI’s right, title and interest in, to and under the Borrower Royalty in accordance with Section 3.1 of this Agreement.
7.4Transfers. After the Closing Date, Borrower shall not transfer, sell, lease or sublease, assign, license, transfer, or dispose of legal interest in the Borrower Royalty other than in connection with a grant to Lender of a security interest in all of Mesoblast SUI’s right, title and interest in, to and under the Borrower Royalty in accordance with Section 3.1 of this Agreement.
7.5Minimum Liquidity. At all times the Borrower shall maintain Unrestricted Cash in an amount greater than or equal to the Minimum Liquidity Amount.
7.6Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to (i) repay amounts due under the Oaktree Agreement and Permitted NovaQuest Indebtedness, (ii) pay related fees and expenses in connection with the Loan Documents, (iii) for development of clinical pipeline, and (iv) for growth working capital and/or other general corporate purposes.
7.7Compliance with Laws. The Borrower shall maintain compliance in all material respects with all applicable laws, rules or regulations (including the ‘Listing Rules’ of the ASX and any law, rule or regulation with respect to the making or brokering of loans or financial accommodations) except to the extent that any noncompliance would not reasonably be expected to result in a Material Adverse Effect, and shall obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business except to the extent any such failure to obtain or maintain such governmental authorizations, approvals, licenses, franchises, permits or registrations would not reasonably be expected to result in a Material Adverse Effect.
7.8Intellectual Property. Borrower shall, and shall cause Mesoblast SUI to: (i) protect, defend and maintain the validity and enforceability of its Material Intellectual Property; (ii) promptly advise Lender in writing of all material infringements, violations, or misappropriations by any Person of its Material Intellectual Property that could reasonably be expected to result in a Material Adverse Effect and use commercially reasonable efforts to stop, curtail or abate such infringement, misappropriation or other violation if determined appropriate by the Borrower in the exercise of its reasonable business judgment; (iii) promptly after obtaining knowledge thereof, notify the Lender of any claim or assertion by any Person that the conduct of the business of Borrower has infringed, misappropriated or otherwise violated any Material Intellectual Property (including Patents, Copyrights, Trademarks and Trade Secrets) of such Person, where such claim or allegation could reasonably be expected to result in Material Adverse Effect to the Borrower; and (iv) not allow any Material Intellectual Property to be abandoned, forfeited or dedicated to the public in a manner that would reasonably be expected to materially adversely affect the Borrower Royalty without Lender’s written consent, such consent not to be unreasonably delayed or withheld (for the avoidance of doubt, (A) the lapsing of divisionals in a patent family where there are granted patents in the same jurisdiction and in the same family as the divisional or (B) the lapsing of an application where a continuation to or a divisional of such application has been filed to continue prosecution, does not require the Lender’s written consent).
7.9Permitted NovaQuest Indebtedness. Borrower agrees to repay the Permitted NovaQuest Indebtedness on or prior to the maturity date thereof (being the maturity date as at the date of this Agreement).
Section 8.
WARRANTS
8.1WARRANTS COMMITMENT FEE

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(a)Subject to the satisfaction of the Condition on or before the Condition Satisfaction Date, within 15 Business Days after the Condition Satisfaction Date and subject to Dr. Gregory George during that 15 Business Day period in his capacity as a director of the Borrower consenting for the purposes of section 720 of the Corporations Act to the lodgment with ASIC of a prospectus for the offer of the Warrants as contemplated by this clause, the Borrower must:
(i)prepare and lodge with ASIC and provide to ASX the prospectus in accordance with Part 6D.2 of the Corporations Act; and
(ii)issue to the Lender or its nominee ("Applicant") a copy of the prospectus and application form offering under the prospectus Warrants to subscribe for the Agreed Number of Shares.
(b)The Applicant may at its discretion return the application form applying for the issue of the Warrants as contemplated by this Section 8 at any time within 2 Business Days (Application Period) after receiving a copy of the prospectus and application form
(c)The Lender acknowledges and agrees that Warrants will only be issued to the Applicant following the return to the Borrower no later than the end of the Application Period of the application form accompanying the prospectus applying for those Warrants and that the Borrower will have no obligation or liability to issue Warrants as contemplated by this clause if for any reason the Borrower does not receive the application form before the end of the Application Period.
(d)If the Condition is not satisfied on or before the Condition Satisfaction Date other than as a result of the Lender or any of his Associates voting against the resolution, the Borrower must pay to the Lender an amount equal to: [***]. For the avoidance of doubt, no amount is payable if the 30 trading day VWAP is less than the exercise price.
(e)In this Section 8:
(i)“Associate” has the meaning given in Division 2 of Part 1.2 of the Corporations Act as if section 12(l) of that Act included are reference to this Agreement and the Borrower was the designated body.
(ii)"ASX business day" has the meaning given to “business day” in the ASX Listing Rules.
(iii)"Corporations Act" means the Corporations Act 2001 (Cth) (Australia).
(iv)"Condition" means approval by resolution of Shareholders in general meeting of the issue of Warrants as contemplated by this Section 8 for the purposes of ASX Listing Rule 10.11 being a condition as contemplated by Exception 11 in ASX Listing Rule 10.12 to ASX Listing Rule 10.11.
(v)"Condition Satisfaction Date" means the date on which the Annual General Meeting of the Borrower for 2026 is held.
(vi)"Share" means a fully paid ordinary share in the capital of the Borrower.
(vii)"VWAP" in relation to a period means the volume weighted average market price, as defined in the ASX Listing Rules, of Shares traded over that period.

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(viii)"Warrants" means warrants substantially in the form issued on 17 December 2025 under the Subscription Agreement dated 3 September 2025 between the Borrower and Dr. Gregory George with the following amendments:
1.Warrants over a number of Shares equal to [***] of the number of Shares on issue on the day before the date of this Agreement.
2.Expiry date of the fifth anniversary of the date of issue of the Warrants.
3.Exercise price per Warrant of 115% of VWAP of Shares over the 30 ASX business days ending as at the close of trading on ASX on the ASX business day prior to the date of this Agreement.
4.
Section 9.
EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an “Event of Default”:
9.1Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender or the Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or
9.2Covenants. Borrower breaches or defaults in the performance of any covenant or Obligation under this Agreement, and with respect to a default under any covenant under this Agreement, such default continues for more than fifteen (15) days after the earlier of the date on which Lender has given notice of such default to the Borrower provided, that notwithstanding anything to the contrary contained herein, no breach or default in the performance of any covenant or Obligation under Section 3 or Section 4.3 shall be deemed an Event of Default; or
9.3Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that solely for purposes of this Section 9.3, the following events shall not, in and of itself, constitute a Material Adverse Effect (unless otherwise constituting an Event of Default): (a) adverse results or delays in any nonclinical or clinical trial, (b) the failure to achieve any other clinical or non-clinical trial goals or objectives, including without limitation, the failure to demonstrate the desired safety or efficacy of any drug or companion diagnostic, (c) the denial, delay or limitation of approval by any Regulatory Authority with respect to any drug or companion diagnostic, (d) a change in or discontinuation of a strategic partnership or other collaboration or license arrangement, or (e) (i) any default or breach under, (ii) any non‑payment of royalties or other amounts due under, or (iii) any termination, expiration or non‑renewal of, the JCR License; or
9.4Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or
9.5Insolvency. An Insolvency Event occurs with respect to Borrower. An Insolvency Event occurs with respect to Mesoblast Inc., a Delaware corporation, or Mesoblast SUI (without the prior written consent of the Lender).

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Section 10.
REMEDIES
10.1General. Upon and during the continuance of any one or more Events of Default, Lender may request, accelerate and demand payment of all or any part of the Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act). The Lender shall be entitled to exercise any and all rights and remedies set forth in the Loan Documents. All Lender’s rights and remedies shall be cumulative and not exclusive.
10.2Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.
10.3Insolvency Event Defaults. In case of an Event of Default described in Section 9.5, the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.
Section 11.
MISCELLANEOUS
11.1Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.2Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service (e.g., DHL, FedEx); or (ii) the third calendar day after deposit with such internationally recognized overnight courier service, in each case addressed to the party to be notified as follows:
(a)If to the Lender:
Dr. Gregory George
[***]
Email: [***]
Attention: Dr. Greg George
with a copy (which shall not constitute notice) to:
Hamilton Locke
Attention: [***]

(b)If to Borrower:

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c/o Mesoblast Ltd
Attention: [***]
Email: [***]
Telephone: [***]
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
Attention: [***]
Email: [***]
Telephone: [***]
or to such other address as each party may designate for itself by like notice.
11.3Entire Agreement; Amendments.
(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof. BORROWER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE LENDER OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(b)Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower and the Lender.
11.4No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
11.5No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.
11.6Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement.
11.7Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). The Borrower shall not assign or novate or otherwise transfer its obligations under this Agreement or any of the other Loan Documents without Lender’s express prior written consent,

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and any such attempted assignment shall be void and of no effect; provided, that notwithstanding the foregoing, the Borrower shall be permitted to assign or transfer its obligations under this Agreement and the other Loan Documents to an Affiliate of the Borrower for tax efficiency reasons, without Lender’s consent. If the Lender dies or is adjudicated incompetent (the “Deceased Lender”), then such Lender’s rights, interests and obligations under this Agreement or the other Loan Documents may be assigned, transferred or endorsed at such time by operation of law, or pursuant to a court order or other instrument of appointment, in each case to the Deceased Lender’s executor, administrator, personal representative, guardian or conservator, or to one or more beneficiaries, heirs, trusts or other Persons entitled thereto under the Deceased Lender’s estate plan or applicable law, without the consent of the Borrower; provided, that written notice of any such assignment, transfer, or endorsement shall be delivered to the Borrower by the applicable fiduciary or recipient as soon as reasonably practicable after the effectiveness thereof, which notice shall include the name and reasonable contact details of the assignee/transferee.
11.8Governing Law. This Agreement and the other Loan Documents (other than such Loan Documents as expressly state the contrary) and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the law of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
11.9Consent to Jurisdiction and Venue. Save to the extent expressly provided for in any Loan Document to the contrary, the Borrower agrees that all judicial proceedings arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of New York. By execution and delivery of this Agreement, the Borrower hereto generally and unconditionally: (a) submits to nonexclusive personal jurisdiction in New York County, State of New York; (b) waives any objection as to jurisdiction or venue in New York County, State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall bind the Lender or affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
11.10Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. THE BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE BORROWER AGAINST LENDER OR BY LENDER AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than the Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among the Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement or any other Loan Document.
11.11Professional Fees. Lender’s reasonable and documented out-of-pocket fees and expenses to finalize the loan documentation, and any other fees and expenses shall be paid by Borrower. In addition, Borrower shall pay any and all documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Borrower, and any appeal or review

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thereof; and (f) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other Insolvency Event or other action related to the Borrower, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of the Borrower’s estate, and any appeal or review thereof.
11.12Confidentiality. Lender acknowledges that certain items information provided to Lender (solely in its capacity as a Lender hereunder, and not in any individual capacity nor as a director or equity holder of the Borrower) by the Borrower are confidential and proprietary information of the Borrower, if and to the extent such information either (x) is marked as confidential by the Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain or have obtained in (i) the course of diligence and negotiation prior to signing this Agreement, shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document; or (g) otherwise with the prior consent of the Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of the Borrower or any of its respective Affiliates. If Lender (solely in its capacity as a Lender hereunder, and not in any individual capacity nor as a director or equity holder of the Borrower) becomes legally compelled to disclose any Confidential Information, other than pursuant to a confidentiality agreement, Lender, as the case may be, will provide the Borrower prompt written notice, if legally permissible, and will use their commercially reasonable efforts to assist the Borrower, at the Borrower’s cost, in seeking a protective order or another appropriate remedy. If Lender waives the Borrower’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, the Borrower will furnish only that portion of the Confidential Information that is legally required to be disclosed; provided that any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure. Lender’s obligations under this Section 11.12 shall supersede all of their respective obligations under any non-disclosure agreement with Borrower.
11.13Assignment of Rights. Without limiting Section 11.7, each party acknowledges and understands that the Lender may sell or assign all or any part of its interest hereunder and under the Loan Documents to any other Person upon the occurrence and continuation of an Event of Default.
11.14Revival of Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors or if a receiver or trustee is appointed for all or any significant part of Borrower’s assets. The Loan Documents and the Obligations shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as

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though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.
11.15Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
11.16No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender and the Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among the Lender and the Borrower.
11.17Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”); (b) the names of officers or directors, as applicable, of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.
11.18Service of Process. Each party hereto shall appoint a third party agent reasonably acceptable to the other party, as its agent for the purpose of receiving and forwarding service of any process in the United States.
11.19Australian Code of Banking Practice. The parties acknowledge and agree that the Code of Banking Practice published by the Australian Bankers’ Association (as amended, revised or amended and restated from time to time) does not apply to the Loan Documents or any transaction under them.

Section 12.
REPRESENTATIONS AND WARRANTIES OF THE LENDER
The Lender represents and warrants that as of the Closing Date and on each Advance Date:
12.1Authority and Capacity. The Lender has full legal capacity and authority to enter into the Loan Documents and perform obligations thereunder; this Agreement constitutes the Lender’s legal, valid, and binding obligation, enforceable against the Lender.
12.2No Conflict; Consents. Execution, delivery, and performance of the Loan Documents by the Lender do not violate any law, court order, or binding agreement applicable to the Lender; no governmental or third party consents are required for the Lender to perform hereunder.

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12.3Source of Funds. The Lender’s funds are not derived from unlawful activity; the Lender is not a sanctioned person and is not using this Agreement in violation of anti-money laundering, anti-corruption, or sanctions laws applicable to the Lender.
12.4No Broker. No broker, finder, or financial intermediary is due a fee from the Borrower based on the Lender’s engagement.
12.5No Litigation/Injunction. No action is pending or, to the Lender’s knowledge, threatened that challenges the Lender’s ability to perform the Loan Documents or would enjoin any funding hereunder.
(SIGNATURES TO FOLLOW)

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Executed by Mesoblast Limited ACN 109 431 870 in accordance with Section 127 of the Corporations Act 2001 (Cth)

/s/[Silviu Itescu]	[/s/ Niva Sivakumar]
Signature of director	Signature of director/company secretary (Please delete as applicable)
[Silviu Itescu]	[Niva Sivakumar]
Name of director (print)	Name of director/company secretary (print)

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Dr. Gregory George as the Lender

By: /s/ Gregory George
Name: Gregory George

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